Exhibit 99.1

Earnings Release

Investor Contact: Thomas Castellano, Catalent, Inc. Jeremy Feffer, Bertner Advisors, LLC 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Third Quarter Fiscal Year 2015 Results

•	Total revenue increased 8% at constant currency to $446.6 million from third quarter 2014

•	Gross margin expanded 60 basis points to 34.1% from third quarter 2014

•	Adjusted EBITDA increased 4% to $110.5 million from third quarter 2014

•	Adjusted net income increased 48% to $57.6 million from third quarter 2014

•	Acquired Pharmapak Technologies, a leading pharmaceutical packaging business based in New South Wales, Australia

•	Announced the completion and opening of a large-scale expansion at the Winchester, KY manufacturing facility, doubling its footprint to 180,000 sq. ft.

Somerset, N.J. - May 5, 2015 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the third quarter of fiscal year 2015, which ended March 31, 2015.

Third quarter 2015 revenue of $446.6 million decreased 1% as reported but increased 8% at constant currency, from $453.1 million in the third quarter a year ago. This growth was attributable to increased revenue within the Company’s Oral Technologies segment and increased demand for analytical services integrated operations within its Development and Clinical Services segment.

For the first nine months of fiscal year 2015, revenue was $1.32 billion, an increase of 1% as reported and 6% at constant currency, from $1.31 billion for the same period a year ago. All three of the Company’s reporting segments posted positive year-to-date revenue and EBITDA growth, driven primarily by double-digit revenue growth within the Medication Delivery Solutions segment.

Third quarter 2015 net earnings attributable to Catalent was $31.5 million, or $0.25 per diluted share, compared to $6.7 million, or $0.09 per diluted share, in the third quarter a year ago. For the first nine months of fiscal year 2015, net earnings attributable to Catalent was $58.5 million, compared to a net loss attributable to Catalent of $11.0 million for the same period a year ago. The increase in profitability for the quarter and year-to-date was primarily related to strong business performance, as well as a $17.4 million decrease and a $40.4 million decrease in net interest expense, respectively, due to the Company’s lower levels of outstanding debt compared to the same periods a year ago, as a result of the fiscal year 2015 first quarter initial public offering (IPO).

Third quarter 2015 EBITDA from continuing operations was $100.1 million, an increase of 11% from $90.5 million in the third quarter a year ago. For the first nine months of fiscal year 2015, EBITDA from continuing operations was $238.4 million, a decrease of 3% from $246.7 million for the same period a year ago.

Third quarter 2015 Adjusted EBITDA, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $110.5 million, or 24.7% of revenue, compared to $106.0 million, or 23.4% of revenue, in the third quarter a year ago. Third quarter 2015 Adjusted Net Income, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $57.6 million, or $0.46 per diluted share, compared to Adjusted Net Income of $39.0 million, or $0.51 per diluted share, in the third quarter a year ago.

"We are pleased with our third quarter and year-to-date results, highlighted by revenue growth on a constant currency basis across all of our business segments, as well as strong levels of profitability,” said John Chiminski, President and Chief Executive Officer of Catalent, Inc. “Our recent acquisition of Pharmapak Technologies complements our existing oral dose facility in Australia and enhances our ability to offer integrated solutions to the local market. Additionally, the expansion of our Winchester manufacturing facility will allow us to seamlessly meet increasing demand from existing and new customers.”

Third Quarter 2015 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Oral Technologies segment was $284.0 million for the third quarter of fiscal 2015, a decrease of 1% as reported, or an increase of 10% on a constant currency basis, compared to the third quarter a year ago. This growth was attributable to improved performance in both of the softgel and modified release offerings, and higher revenue from product-participation related activities.

Revenue from the Development and Clinical Services segment was $103.7 million for the third quarter of fiscal 2015, with no change as reported, or an increase of 4% on a constant currency basis, over the third quarter a year ago. This increase was related to growth in analytical services due to the Company’s integrated oral solids development and manufacturing capabilities and higher project volumes in the U.S., and was partially offset by decreased demand for comparator sourcing revenue within clinical services.

Revenue from the Medication Delivery Solutions segment was $61.2 million for the third quarter of fiscal 2015, a decrease of 6% as reported, or an increase of 2% on a constant currency basis, over the third quarter a year ago. This growth was attributable to increased revenue from the Company’s biologics offerings due to the timing of completed project milestones and higher revenue from the blow-fill-seal technology platform, which was partially offset by decreased demand within the Company’s European pre-filled syringe operations.

Segment EBITDA Highlights

Oral Technologies segment EBITDA in the third quarter of 2015 was $81.7 million, an increase of 7% as reported, or 20% on a constant currency basis. The increase was primarily driven by increased profit from the Company’s product-participation related activities, coupled with increased revenue from products utilizing the modified release technologies platform.

Development and Clinical Services segment EBITDA in the third quarter of 2015 was $23.8 million, an increase of 3% as reported, or 8% on a constant currency basis. This EBITDA improvement was primarily driven by the Micron acquisition, which occurred in the second quarter of 2015, and cost-saving initiatives within the segment, partially offset by decreased customer project activity in Clinical Services and unfavorable product mix in Analytical Services.

Medication Delivery Solutions segment EBITDA in the third quarter of 2015 was $10.9 million, a decrease of 31%, or 26% on a constant currency basis. The decrease was primarily attributable to decreased demand and unfavorable revenue mix within the European pre-filled syringe operations and an unfavorable product mix shift within the blow-fill-seal technology platform, partially offset by increased revenue from the Company’s biologics offerings.

First Nine Months of Fiscal 2015 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Oral Technologies segment was $822.3 million for the first nine months of fiscal year 2015, a decrease of 1% as reported, or an increase of 5% on a constant currency basis, over the same period a year ago. This growth was mainly attributable to strong performance within the modified release technologies business and higher revenue from product participation-related activities, as well as higher end market demand for certain customer products using the Company’s softgel offering.

Revenue from the Development and Clinical Services segment was $314.6 million for the first nine months of fiscal year 2015, an increase of 3%, both as reported and on a constant currency basis, over the same period a year ago. This growth was primarily attributable to higher project volumes in the U.S. and growth of the Company’s integrated oral solids development and manufacturing capabilities, partially offset by lower comparator sourcing revenue from its clinical services offering.

Revenue from the Medication Delivery Solutions segment was $191.8 million for the first nine months of fiscal year 2015, an increase of 8% as reported, or 13% on a constant currency basis, over the same period a year ago. The strong performance was attributable to timing of customer ordering patterns, contractual settlements and increased demand for products utilizing the Company’s blow-fill-seal technology platform, and increased revenue from the Company’s biologics offerings.

Segment EBITDA Highlights

Oral Technologies segment EBITDA for the first nine months of fiscal year 2015 was $214.1 million, an increase of 1% as reported, or 9% on a constant currency basis. The increase was primarily driven by revenue growth and favorable product mix within the modified release technologies platform, partially offset by unfavorable product mix within the softgel offering.

Development and Clinical Services segment EBITDA for the first nine months of fiscal year 2015 was $67.1 million, an increase of 17% as reported, or 19% on a constant currency basis. This EBITDA improvement was primarily due to increased demand for analytical services, favorable revenue mix across the segment, and profits contributed by the Micron acquisition.

Medication Delivery Solutions segment EBITDA for the first nine months of fiscal year 2015 was $38.9 million, an increase of 26% as reported, or 29% on a constant currency basis. This increase was primarily attributable to favorable product mix shift within the blow-fill-seal technology platform and increased revenue from its biologics offerings, partially offset by unfavorable revenue mix from injectable products at the Company’s European pre-filled syringe operations.

Additional Financial Highlights

Third quarter 2015 gross margin of 34.1% improved 60 basis points from 33.5% in the third quarter a year ago. For the first nine months of fiscal year 2015, gross margin was 32.8%, an increase of 160 basis points compared to 31.2% for the same period a year ago. The increases in gross margin were driven by favorable product mix and improved leveraging of fixed manufacturing costs.

Third quarter 2015 selling, general and administrative expenses were $80.9 million and represented 18.1% of revenue, compared to $87.6 million, or 19.3% of revenue, in the third quarter a year ago. For the first nine months of fiscal 2015, selling, general and administrative expenses were $250.4 million and represented 19.0% of revenue, compared to $256.2 million, or 19.6% of revenue, for the same period a year ago.

Backlog for the Development and Clinical Services segment was $393.1 million as of March 31, 2015, a 3% increase compared to the second quarter of fiscal year 2015. The segment also recorded net new business wins of $114.7 million during the third quarter, which represented a 10% increase year over year. The segment’s trailing-twelve-month book-to-bill ratio was 1.1x.

Balance Sheet and Liquidity

As of March 31, 2015, Catalent had $1.9 billion in debt as compared to $2.7 billion as of June 30, 2014. During the first nine months of fiscal 2015, the Company raised over $1 billion in gross proceeds from its IPO and used the net proceeds to pay down its unsecured debt. As of March 31, 2015, Catalent’s leverage ratio was 3.9x, compared to 6.1x as of June 30, 2014.

Fiscal Year 2015 Outlook

Due to the impact of the continued strengthening of the U.S. dollar against all other currencies in which the Company does business and its effect on foreign exchange translations, and to a less extent due to recent changes in the Company’s base business, Catalent is revising its previously issued financial guidance. For fiscal year 2015, the Company now expects revenue to be in the range of $1.80 billion to $1.83 billion, compared to its previous guidance of $1.82 billion to $1.86 billion.

The Company now expects Adjusted EBITDA to be in the range of $428 million to $436 million, compared to previous guidance of $434 million to $444 million. Adjusted Net Income is now expected to be in the range of $197 million to $205 million, compared to previous guidance of $204 million to $214 million.

Catalent continues to expect capital expenditures to be in the range of $120 million to $130 million and its fully diluted share count on a weighted average basis for fiscal year ending June 30, 2015 to be in the range of 122 million shares to 124 million shares.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 4:30 p.m. ET today.
Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com.

The webcast replay, along with supplemental slides, will be available for 90 days in the “Investors” section at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs approximately 8,000 people, including over 1,000 scientists, at 30 facilities across 5 continents and in fiscal 2014 generated more than $1.8 billion in annual revenue. Catalent is headquartered in Somerset, N.J.

Catalent uses its website (www.catalent.com), corporate Facebook page (https://www.facebook.com/CatalentPharmaSolutions), and corporate Twitter account (@catalentpharma) as channels of distribution of the Company’s information. The information posted through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following Catalent’s press releases, Securities and Exchange Commission ("SEC") filings, and public conference calls and webcasts.

Non-GAAP Financial Measure

Use of EBITDA from continuing operations, Adjusted EBITDA and Adjusted Net Income

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and it is adjusted for the income or loss attributable to non-controlling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from continuing operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies. In addition, Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Under the credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA which is not defined under U.S. GAAP, and is subject to important limitations. The Company has included the calculations of Adjusted EBITDA for the periods presented. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(loss). Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. For example, Adjusted Net Income excludes our non-cash tax expense and does not reflect the impact on earnings resulting from certain other items. We believe that the presentation of Adjusted Net Income/(loss) enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and we use this measure for business planning purposes. We define Adjusted

Net Income/(loss) as net earnings/(loss) adjusted for (1) earnings or loss of discontinued operations, net of tax, (2) tax expense or income which is not cash, (3) amortization attributable to purchase accounting and (4) income or loss from non-controlling interest in our majority-owned operations. We also make adjustments for other cash and non-cash items included in the table below, partially offset by our estimate of the cash taxes saved as a result of such cash and non-cash items. We believe that Adjusted Net Income/(loss) will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations available to our stockholders. Our definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. The most directly comparable GAAP measure to Adjusted Net Income/(loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA and reconciliation of net earnings/(loss) to Adjusted Net Income.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings.  Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections.  Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on our business and subject the Company to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company;  inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies; adverse tax legislation initiatives or challenges to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the business of the Company or divest of non-strategic businesses or assets and the Company’s ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of the Company’s variable rate debt and preventing the Company from meeting our obligations under our indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed with the Securities and Exchange Commission.  All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions, except per share amounts)

	Three Months Ended March 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2015	2014		Change $	Change %
Net revenue	$446.6	$453.1	$(43.0)	$36.5	8%
Cost of sales	294.4	301.4	(30.6)	23.6	8%
Gross margin	152.2	151.7	(12.4)	12.9	9%
Selling, general and administrative expenses	80.9	87.6	(3.8)	(2.9)	(3)%
Impairment charges and (gain)/loss on sale of assets	0.3	0.4	(0.1)	—	*
Restructuring and other	5.2	3.5	(1.3)	3.0	86%
Operating earnings/(loss)	65.8	60.2	(7.2)	12.8	21%
Interest expense, net	23.0	40.4	(1.1)	(16.3)	(40)%
Other (income)/expense, net	0.8	5.2	(4.2)	(0.2)	(4)%
Earnings/(loss) from continuing operations, before income taxes	42.0	14.6	(1.9)	29.3	*
Income tax expense/(benefit)	11.2	6.6	(0.3)	4.9	74%
Earnings/(loss) from continuing operations	30.8	8.0	(1.6)	24.4	*
Net earnings/(loss) from discontinued operations, net of tax	—	(1.7)	—	1.7	*
Net earnings/(loss)	30.8	6.3	(1.6)	26.1	*
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.7)	(0.4)	—	(0.3)	75%
Net earnings/(loss) attributable to Catalent	$31.5	$6.7	$(1.6)	$26.4	*

Amounts attributable to Catalent:
Earnings/(loss) from continuing operations less net income (loss) attributable to noncontrolling interest	31.5	8.4
Net earnings/(loss) attributable to Catalent	31.5	6.7

Weighted average diluted shares outstanding	126.3	76.1

Earnings per share attributable to Catalent:
Basic
Earnings/(loss) from continuing operations	0.25	0.11
Net earnings/(loss)	0.25	0.09
Diluted
Earnings/(loss) from continuing operations	0.25	0.11
Net earnings/(loss)	0.25	0.09
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Three Months Ended March 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2015	2014		Change $	Change %
Oral Technologies
Net revenue	$284.0	$287.3	$(33.2)	$29.9	10%
Segment EBITDA	81.7	76.2	(9.5)	15.0	20%
Medication Delivery Solutions
Net revenue	61.2	65.4	(5.5)	1.3	2%
Segment EBITDA	10.9	15.7	(0.7)	(4.1)	(26)%
Development and Clinical Services
Net revenue	103.7	103.7	(4.3)	4.3	4%
Segment EBITDA	23.8	23.0	(1.1)	1.9	8%
Inter-segment revenue elimination	(2.3)	(3.3)	—	1.0	(30)%
Unallocated Costs	(16.3)	(24.4)	5.3	2.8	(11)%
Combined Total
Net revenue	$446.6	$453.1	$(43.0)	$36.5	8%

EBITDA from continuing operations	$100.1	$90.5	$(6.0)	$15.6	17%
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions, except per share amounts)

	Nine Months Ended March 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2015	2014		Change $	Change %
Net revenue	$1,320.7	$1,308.1	$(66.0)	$78.6	6%
Cost of sales	887.1	899.8	(45.9)	33.2	4%
Gross margin	433.6	408.3	(20.1)	45.4	11%
Selling, general and administrative expenses	250.4	256.2	(6.1)	0.3	*
Impairment charges and (gain)/loss on sale of assets	3.8	0.4	—	3.4	*
Restructuring and other	8.7	11.9	(1.3)	(1.9)	(16)%
Operating earnings/(loss)	170.7	139.8	(12.7)	43.6	31%
Interest expense, net	82.4	122.8	(1.2)	(39.2)	(32)%
Other (income)/expense, net	38.5	2.8	(6.5)	42.2	*
Earnings/(loss) from continuing operations before income taxes	49.8	14.2	(5.0)	40.6	*
Income tax expense/(benefit)	(6.9)	23.3	(1.7)	(28.5)	*
Earnings/(loss) from continuing operations	56.7	(9.1)	(3.3)	69.1	*
Net earnings/(loss) from discontinued operations, net of tax	0.2	(2.7)	—	2.9	*
Net earnings/(loss)	56.9	(11.8)	(3.3)	72.0	*
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(1.6)	(0.8)	—	(0.8)	*
Net earnings/(loss) attributable to Catalent	$58.5	$(11.0)	$(3.3)	$72.8	*

Amounts attributable to Catalent:
Earnings/(loss) from continuing operations less net income (loss) attributable to noncontrolling interest	58.3	(8.3)
Net earnings/(loss) attributable to Catalent	58.5	(11.0)

Weighted average diluted shares outstanding	119.7	75.0

Earnings per share attributable to Catalent:
Basic
Earnings/(loss) from continuing operations	0.50	(0.11)
Net earnings/(loss)	0.50	(0.15)
Diluted
Earnings/(loss) from continuing operations	0.49	(0.11)
Net earnings/(loss)	0.49	(0.15)
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Nine Months Ended March 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2015	2014		Change $	Change %
Oral Technologies
Net revenue	$822.3	$832.0	$(55.0)	$45.3	5%
Segment EBITDA	214.1	211.2	(16.3)	19.2	9%
Medication Delivery Solutions
Net revenue	191.8	177.2	(8.3)	22.9	13%
Segment EBITDA	38.9	30.9	(1.0)	9.0	29%
Development and Clinical Services
Net revenue	314.6	306.8	(2.9)	10.7	3%
Segment EBITDA	67.1	57.2	(0.9)	10.8	19%
Inter-segment revenue elimination	(8.0)	(7.9)	0.2	(0.3)	4%
Unallocated Costs (1)	(81.7)	(52.6)	7.9	(37.0)	70%
Combined Total
Net revenue	$1,320.7	$1,308.1	$(66.0)	$78.6	6%

EBITDA from continuing operations	$238.4	$246.7	$(10.3)	$2.0	1%
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA
(Unaudited; Dollars in millions)

	Quarter Ended				Twelve Months Ended	Quarter Ended	Twelve Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014	March 31, 2015	March 31, 2015
Earnings/(loss) from continuing operations	$8.0	$27.0	$(20.3)	$46.2	$60.9	$30.8	$83.7
Interest expense, net	40.4	40.3	35.5	23.9	140.1	23.0	122.7
Income tax expense/(benefit) (1)	6.6	26.2	(14.0)	(4.1)	14.7	11.2	19.3
Depreciation and amortization	35.1	34.0	35.0	35.2	139.3	34.4	138.6
Noncontrolling interest	0.4	0.2	0.4	0.5	1.5	0.7	1.8
EBITDA from continuing operations	90.5	127.7	36.6	101.7	356.5	100.1	366.1
Equity compensation	1.1	1.1	1.5	2.7	6.4	2.2	7.5
Impairment charges and (gain)/loss on sale of assets	0.4	2.8	—	3.5	6.7	0.3	6.6
Financing related expenses and other (2)	0.1	10.9	20.6	1.2	32.8	—	32.7
US GAAP Restructuring	3.5	7.8	1.4	2.1	14.8	5.2	16.5
Acquisition, integration and other special items	2.7	0.6	3.2	4.4	10.9	2.5	10.7
Foreign Exchange loss/(gain) (included in other, net) (3)	4.5	(3.8)	(3.7)	0.5	(2.5)	(1.0)	(8.0)
Other adjustments (4)	(0.1)	0.4	23.8	(3.2)	20.9	1.2	22.2
Sponsor monitoring fee (5)	3.3	3.2	—	—	6.5	—	3.2
Subtotal	106.0	150.7	83.4	112.9	453.0	110.5	457.5
Estimated cost savings	—	—	—	—	—	—	—
Adjusted EBITDA	$106.0	$150.7	$83.4	$112.9	$453.0	$110.5	$457.5

(1)	Represents the amount of income tax-related expense/(benefit) recorded within our net earnings/(loss) which may not result in cash payment or receipt.

(2)
Financing related expenses for the three months ended September 30, 2014 include $20.6 million of early debt termination expenses which were a result of the IPO. See footnote 4 for an additional $29.8 million of IPO related costs; totaling $50.4 million.

(3)
Foreign exchange gain of $8.0 million for the twelve months ended March 31, 2015 included $26.3 million of unrealized foreign currency exchange rate gains primarily driven by losses of $28.3 million related to inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender, partially offset by foreign currency exchange gains of $54.6 million driven by the ineffective portion of the net investment hedge related to the Euro denominated debt. The foreign exchange adjustment was also impacted by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $18.3 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

(4)
Other Adjustments for the three months ended September 30, 2014 includes $29.8 million for a sponsor advisory agreement termination fee paid in connection with the IPO. See footnote 2 for an additional $20.6 million of IPO related costs; totaling $50.4 million.

(5)	Represents the amount of sponsor advisory fee for each respective period. The sponsor advisory fee agreement was terminated following the completion of our IPO.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income/(Loss)
(Unaudited; Dollars in millions)

	Quarter Ended				Twelve Months Ended	Quarter Ended	Twelve Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014	March 31, 2015	March 31, 2015
Net earnings/(loss)	$6.3	$27.0	$(19.9)	$46.0	$59.4	$30.8	$83.9
Net earnings/(loss) from discontinued operations, net of tax	(1.7)	—	0.4	(0.2)	(1.5)	—	0.2
Earnings/(loss) from continuing operations, net of tax	8.0	27.0	(20.3)	46.2	60.9	30.8	83.7
Amortization (1)	11.0	10.8	11.3	11.6	44.7	11.8	45.5
Income tax expense/(benefit) (2)	6.6	26.2	(14.0)	(4.1)	14.7	11.2	19.3
Cash taxes (paid)/refunded	(1.1)	(7.6)	(9.9)	(8.2)	(26.8)	(5.6)	(31.3)
Net (earnings)/loss attributable to noncontrolling interest, net of tax	0.4	0.2	0.4	0.5	1.5	0.7	1.8
Equity compensation	1.1	1.1	1.5	2.7	6.4	2.2	7.5
Impairment charges and loss on sale of assets	0.4	2.8	—	3.5	6.7	0.3	6.6
Financing related expenses (3)	0.1	10.9	20.6	1.2	32.8	—	32.7
U.S. GAAP restructuring	3.5	7.8	1.4	2.1	14.8	5.2	16.5
Acquisition, integration and other special items	2.7	0.6	3.2	4.4	10.9	2.5	10.7
Foreign exchange loss/(gain) (included in other (income)/expense, net) (4)	4.5	(3.8)	(3.7)	0.5	(2.5)	(1.0)	(8.0)
Other adjustments (5)	(0.1)	0.4	23.8	(3.2)	20.9	1.2	22.2
Sponsor advisory fee (6)	3.3	3.2	—	—	6.5	—	3.2
Estimated cash tax (savings)/expense attributable to reconciling items (7)	(1.4)	(2.6)	(0.9)	(1.3)	(6.2)	(1.7)	(6.5)
Adjusted net income/(loss)	$39.0	$77.0	$13.4	$55.9	$185.3	$57.6	$203.9

(1)	Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)	Represents the amount of income tax-related expense/(benefit) recorded within our net earnings/(loss) which may not result in cash payment or receipt.

(3)
Financing related expenses for the three months ended September 30, 2014 include $20.6 million of early debt termination expenses which were a result of the IPO. See footnote 5 for an additional $29.8 million of IPO related costs; totaling $50.4 million.

(4)
Foreign exchange gain of $8.0 million for the twelve months ended March 31, 2015 included $26.3 million of unrealized foreign currency exchange rate gains primarily driven by losses of $28.3 million related to inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender, partially offset by foreign currency exchange gains of $54.6 million driven by the ineffective portion of the net investment hedge related to the Euro denominated debt. The foreign exchange adjustment was also impacted by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $18.3 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

(5)
Other Adjustments for the three months ended September 30, 2014 includes $29.8 million for a sponsor advisory agreement termination fee paid in connection with the IPO. See footnote 3 for an additional $20.6 million of IPO related costs; totaling $50.4 million.

(6)	Represents the amount of sponsor advisory fee for each respective period. The sponsor advisory fee agreement was terminated following the completion of our IPO.

(7)
Represents the estimated cash tax impact of certain items recorded in each period that are added back in the calculation of Adjusted Net Income/(Loss). The estimate is determined by applying the statutory tax rate in tax paying jurisdictions to income or expense items which impact cash taxes paid. Generally, amortization attributable to purchase accounting, unrealized gains/losses due to foreign currency translation and non-cash equity compensation do not impact cash taxes.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited; Dollars in millions)

	March 31, 2015	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$116.1	$74.4
Trade receivables, net	331.6	403.7
Inventories	142.2	134.8
Prepaid expenses and other	63.2	74.6
Total current assets	653.1	687.5
Property, plant, and equipment, net	847.3	873.0
Other non-current assets, including intangible assets	1,473.7	1,529.7
Total assets	$2,974.1	$3,090.2

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$24.8	$25.2
Accounts payable	120.9	148.1
Other accrued liabilities	219.7	279.7
Total current liabilities	365.4	453.0
Long-term obligations, less current portion	1,857.0	2,685.4
Other non-current liabilities	279.0	319.1
Redeemable noncontrolling interest	4.5	4.5
Commitment and contingencies (1)
Total shareholders' equity/(deficit)	468.2	(371.8)
Total liabilities, redeemable noncontrolling interest and shareholders' equity/(deficit)	$2,974.1	$3,090.2

(1)	Please refer to note 15 of the consolidated financial statements within our March 31, 2015 Form 10-Q.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited; Dollars in millions)

	Nine Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities from continuing operations	$94.5	$95.2
Net cash provided by/(used in) operating activities from discontinued operations	0.2	(1.9)
Net cash provided by/(used in) operating activities	94.7	93.3
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(108.7)	(62.0)
Proceeds from sale of property and equipment	—	0.8
Payment for acquisitions, net	(131.6)	(53.5)
Net cash provided by/(used in) investing activities from continuing operations	(240.3)	(114.7)
Net cash provided by/(used in) investing activities from discontinued operations	—	4.0
Net cash provided by/(used in) investing activities	(240.3)	(110.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term borrowings	4.8	(17.2)
Proceeds from borrowing, net	150.4	0.7
Payments related to long-term obligations	(874.8)	(20.0)
Call premium payments and financing fees paid	(12.6)	—
Equity contribution/(redemption)	948.8	0.2
Share settlement	(7.6)	—
Net cash (used in)/provided by financing activities from continuing operations	209.0	(36.3)
Net cash (used in)/provided by financing activities from discontinued operations	—	—
Net cash (used in)/provided by financing activities	209.0	(36.3)
Effect of foreign currency on cash	(21.7)	3.0
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	41.7	(50.7)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	74.4	106.4
CASH AND EQUIVALENTS AT END OF PERIOD	$116.1	$55.7